EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
Our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends.

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2006	2005	2004	2003	2002	2001
	(In Thousands)
Earnings:

Income (loss) from continuing operations and before income taxes	$(84,911)	$(57,648)	$(45,043)	$(87,470)	$(134,332)	$(108,392)

Add: Fixed charges	2,694	3,514	7,098	11,947	11,780	6,966

Earnings, as defined	$(82,217)	$(54,134)	$(37,945)	$(75,523)	$(122,552)	$(101,426)

Fixed Charges:

Interest expense & amortization of debt issuance costs	$943	$1,261	$5,065	$9,626	$9,586	$4,772

Estimated interest component of rent expense	1,751	2,253	2,033	2,321	2,194	2,194

Fixed charges	$2,694	$3,514	$7,098	$11,947	$11,780	$6,966

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2006	2005	2004	2003	2002	2001
	in millions
Deficiency of earnings available to cover fixed charges	$(84.9)	$(57.6)	$(45.0)	$($87.5)	$(134.3)	$(108.4)